Exhibit 99.1

May 12, 2016

Magnachip Semiconductor Corporation
60 South Market Street, Suite 750
San Jose, CA 95113

Attn: Douglas Norby, Chairman of the Board

Dear Doug,

We are writing this letter to express our frustration with the unnecessary impediments that you are imposing upon Pleasant Lake Partners (“PLP”). As you know, funds managed by PLP are one of the largest shareholders of Magnachip Semiconductor Corporation (“Magnachip” or the “Company”) with a 10.2% stake in the Company. Since making our indication of interest in the Company, we have sought to work constructively with the Company and its advisors in order to complete our diligence and effectuate a binding agreement for PLP to purchase the company. However, despite our repeated attempts to negotiate with you, you and your advisors have placed undue burdens and restrictions on us.

Specifically, as we are both a prospective buyer of the Company and also a current public shareholder of Magnachip, onerous standstill restrictions and an unwillingness to make public certain information (thereby cleansing us and other similarly situated bidders) unduly restrict our ability to perform diligence on the Company, a precursor to us making a binding bid. Additionally, we have requested to work with other potential bidders for the Company, in order to acquire Magnachip as a consortium. Given that Magnachip has two disparate business segments – the Foundry Services and the Standard Products Group – it should not come as a surprise to you or your advisors that the highest price for the company is likely to come from a combination of bidders.

We ask that you and the rest of the Board work constructively with us so that we may perform the diligence necessary to finalize a binding bid in conjunction with one or more partners. We are prepared to devote all necessary resources to evaluate and consummate a transaction. At the same time, if the Board is unwilling to work constructively with us, we will not hesitate to exercise any and all of our rights as shareholders.

Sincerely,

/s/ Jonathan Lennon
Managing Member
Pleasant Lake Partners LLC